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                       July 30, 2021

       Arnd Christ
       Chief Financial Officer
       Immatics Biotechnologies GmbH
       Machtlfinger Str. 11
       81379 Munich
       Germany

                                                        Re: Immatics N.V.
                                                            Form 20-F for the
fiscal year ended December 31, 2020
                                                            Filed March 30,
2021
                                                            File No. 001-39363

       Dear Mr. Christ:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Life Sciences